Exhibit 3.3

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE HOWARD HUGHES CORPORATION

The present name of the corporation is The Howard Hughes Corporation (the “Corporation”).  The Corporation was incorporated under the name “Spinco, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on July 1, 2010, which name was changed to “The Howard Hughes Corporation” by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on October 8, 2010.  This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) shall be The Howard Hughes Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.  The name of the Corporation’s registered agent at such address is Corporation Service Company.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.            Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B.            Common Stock.  The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C.            Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)           The designation of the series, which may be by distinguishing number, letter or title.

(2)           The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)           Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)           The redemption provisions and price or prices, if any, for shares of the series.

(5)           The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)           The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)           Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8)           Restrictions on the issuance of shares of the same series or of any other class or series.

(9)           The voting rights, if any, of the holders of shares of the series.

D.            Issuance of Rights to Purchase Securities and Other Property.  Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation; provided, however, that any amendment, alteration, modification or repeal of a Bylaw or adoption of a new provision in the Bylaws, in each case by the stockholders, may provide that it cannot be further amended, altered, modified or repealed by the Board of Directors, in which case the Board of Directors shall not be authorized to further amend, alter, modify or repeal such Bylaw amendment or such new Bylaw provision.

ARTICLE VI

A.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, as set forth in a Preferred Stock Designation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws and the DGCL.

B.            Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C.            Subject to the rights of the holders of any series of Preferred Stock, if any outstanding, with respect to the election of directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class.

D.            Notwithstanding the foregoing provisions of this Article VI and any limitations contained in any Preferred Stock Designation, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal.  No change in the number of directors constituting the Board of Directors shall shorten or increase the term of any incumbent director.

ARTICLE VII

The Corporation, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, shall indemnify and hold harmless any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, regulatory, arbitral or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability entity, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss (including judgments, fines and amounts paid in settlement) suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the foregoing sentence, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person (other than proceedings to enforce rights conferred by this Certificate of Incorporation or the Bylaws of the Corporation) only if the commencement of such proceeding was authorized in the specific case by the Board of Directors.  To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation or its subsidiaries with the same (or lesser) scope and effect as the foregoing indemnification of directors and officers.

ARTICLE VIII

No director shall be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of any provision of this Certificate of Incorporation inconsistent with the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX

The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, expense or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability, expense or loss under the provisions of the Bylaws of the Corporation or the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such person shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such person.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, modify or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware in force at such time may be added or inserted in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article X; provided, however, that any amendment, modification or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, modification or repeal.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE XII

Subject to the rights of the holders of any series of Preferred Stock as set forth in a Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders.

ARTICLE XIII

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Article XIII (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated from time to time in accordance with applicable law.

ARTICLE XIV

In addition to any votes required by applicable law and subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, and notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with Articles V, VII, XII and this Article XIV.

ARTICLE XV

It is in the best interests of the Corporation and its shareholders that certain restrictions on the transfer or other disposition of certain corporation securities, as relates to the preservation of certain tax attributes, be established as more fully set forth in this Article XV.

A.            Certain Definitions.              As used in this Article XV, the following terms have the following respective meanings:

“Acquire” means the acquisition of ownership of Corporation Securities by any means, including, without limitation, (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares, (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Corporation Securities, or (iii) any other acquisition or transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquirer would be considered an owner within the meaning of the United States federal income tax laws. The terms “Acquires” and “Acquisition” shall have the same meaning.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any reference to a section of the Code shall include any comparable successor provision.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (unless otherwise provided by the Board of Directors in connection with the issuance or reissuance of such shares), and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(8)) to purchase stock of the Corporation, but only to the extent such warrants, rights or options are treated as exercised pursuant to Treasury Regulation Section 1.382-4(d) or otherwise regarded as “stock” under general federal income tax principles.

“Investment Agreements” means (i) that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and REP Investments LLC, (ii) that certain Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and The Fairholme Fund and Fairholme Focused Income Fund and (iii) that certain

Amended and Restated Stock Purchase Agreement, effective as of March 31, 2010, by and between General Growth Properties, Inc. and Pershing Square Capital Management, L.P., on behalf of Pershing Square L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd.; each as may be further amended or modified from time to time.

“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k).

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3.

“Plan of Reorganization” means the bankruptcy plan of reorganization of General Growth Properties, Inc. and its subsidiaries pursuant to which the Common Stock of the Corporation is distributed to, among others, the shareholders of General Growth Properties, Inc.

“Prohibited Acquisition” means any purported Acquisition of Corporation Securities to the extent that such Acquisition is prohibited and/or void under this Article XV.

“Restriction Release Date” means the earlier of (i) the first day after the date on which a majority of the Board of Directors determines that the restrictions contained in this Article XV are no longer necessary for the preservation of the Tax Benefits, (ii) the first day after the date on which a majority of the Board of Directors determines that it is no longer in the best interests of the Corporation and the shareholders for the restrictions contained in this Article XV to continue to apply, (iii) [November 10, 2013] or (iv) the repeal of Section 382 of the Code.

“Substantial Holder” means a Person holding Corporation Securities representing a Percentage Stock Ownership (including indirect ownership, as determined under applicable Treasury Regulations) in any class of Corporation Securities of at least 4.99%.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Treasury Regulation” means a Treasury regulation promulgated under the Code.

B.            Restrictions.

(1)           Except as provided in paragraph C of this Article XV, no Person shall be permitted to make an Acquisition and any such purported Acquisition will be void ab initio, (i) to the extent that after giving effect to such purported Acquisition the purported transferee or a Person related to the purported transferee would become a Substantial Holder and such purported Acquisition would decrease the purported transferor’s

Percentage Stock Ownership of Corporation Securities, or (ii) if such Person is a Substantial Holder and such purported Acquisition would increase such Substantial Holder’s Percentage Stock Ownership of Corporation Securities; provided, however, that nothing in this Article XV shall apply to any Acquisition pursuant to which the acquiring Person owns at least 80% (or such other lesser amount as may be required from time to time to conduct a merger in accordance with Section 253 of the DGCL) of the Voting Stock.  The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible and shall not preclude the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Acquisition.

(2)           The Corporation may require as a condition to the registration of the Acquisition of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed acquirer or payee furnish to the Corporation the information reasonably necessary to allow the Corporation to determine whether a transaction would constitute a Prohibited Acquisition (including with respect to all the direct or indirect ownership interests in such Corporation Securities).  The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XV, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that an Acquisition will not be prohibited by this Article XV as a condition to registering any Acquisition.

C.            Certain Exceptions.  The restrictions set forth in paragraph B of this Article XV shall not apply to (i) a proposed Acquisition if the transferor or the transferee, upon providing at least twenty (20) days prior written notice of such proposed Acquisition to the Board of Directors, obtains the written consent to the proposed Acquisition from a majority of the Board of Directors, (ii) a proposed Acquisition that is made as part of (A) a tender or exchange offer by the Corporation to purchase Corporation Securities, (B) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, (C) any optional or required redemption of a Corporation Security pursuant to the terms of such security, or (D) the acquisition of any capital stock or other equity interest or exercise of any subscription right or warrant or option issued pursuant to or contemplated by the Plan of Reorganization or the Investment Agreements, or (iii) an Acquisition after the Restriction Release Date.  In determining whether to grant its consent to a proposed Acquisition, the Board of Directors is permitted, but not required, to assume, among other things, that any shares held by a Substantial Holder will shortly be sold and to take into account potential capital transactions in which the Corporation may seek to engage in the future (whether or not currently under consideration).  As a condition to granting its consent, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) such representations from the transferor and/or transferee or such opinions of counsel to be rendered by counsel selected by the Board of Directors, in each case as to such matters as the Board of Directors determines.

D.            Treatment of Excess Securities.

(1)           No employee or agent of the Corporation shall record any Prohibited Acquisition, and the purported acquirer in a Prohibited Acquisition (the “Purported Acquirer”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Acquisition (the “Excess Securities”).  The Purported Acquirer shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, but, once the Excess Securities have been acquired in an Acquisition that is not a Prohibited Acquisition, such Corporation Securities shall cease to be Excess Securities.

(2)           If the Board of Directors determines that a Prohibited Acquisition has been recorded by an agent or employee of the Corporation, such recording and the Prohibited Acquisition shall be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Acquirer shall transfer or cause to be transferred any certificate or other evidence of ownership or proceeds from the resale by such Purported Acquirer of the Excess Securities within the Purported Acquirer’s possession or control, together with any dividends or other distributions that were received by the Purported Acquirer from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided, further, however, that if the Agent holds any Excess Securities constituting Voting Stock on or after the record date for any vote of the stockholders, the Agent shall vote all such securities in connection with such vote in accordance with the recommendation of the Designated Proxy Firm and shall abstain if no such recommendation has been made.  For the purposes of this subsection (2), the “Designated Proxy Firm” means [Institutional Shareholder Services Inc.] or any successor thereto or a nationally recognized proxy advisory firm designated by the vote of a majority of the independent members of the Board of Directors in their discretion from time to time; provided, however, that the independent members of the Board of Directors shall not designate a Designated Proxy Firm after the date on which a meeting of stockholders has been called until after such meeting has been held; provided, further, however that if such meeting has been adjourned, no designation of a Designated Proxy Firm shall occur until after the date on which such adjourned meeting has been held.  The Purported Acquirer shall be deemed to have given, as of the close of business on the business day prior to the date of the Prohibited Acquisition that results in the transfer of the Excess Securities to the Agent, an irrevocable proxy to the Trustee to vote the Excess Securities constituting shares of Voting Stock in accordance with this subsection (2).  If the Purported Acquirer has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Acquirer shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Acquirer to retain a portion of such sales proceeds not exceeding the amount that the Purported Acquirer would have received from the Agent pursuant to paragraph D(3) of this Article XV if the Agent, rather than the Purported Acquirer, had resold the Excess Securities; or

(3)           The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Acquirer had previously resold the Excess Securities, any amounts received by it from a Purported Acquirer, as follows:

(a)           first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(b)           second, any remaining amounts shall be paid to the Purported Acquirer, up to the amount paid by the Purported Acquirer for the Excess Securities (or in the case of any Prohibited Acquisition by gift, devise or inheritance or any other Prohibited Acquisition without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Acquisition, or (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Acquisition or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the counter market, then as determined in good faith by the Board of Directors, which amount (or fair market value) shall be determined at the discretion of the Board of Directors); and

(c)           third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Acquisition not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors such that no organization qualifying under Section 501(c)(3) of the Code shall possess Percentage Stock Ownership in the Corporation in excess of 4.99%.

The recourse of any Purported Acquirer in respect of any Prohibited Acquisition shall be limited to the amount payable to the Purported Acquirer pursuant to clause (b) above. Except as may be required by law, in no event shall the proceeds of any sale of Excess Securities pursuant to this Article XV inure to the benefit of the Corporation.

(4)           If the Purported Acquirer fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to paragraph D(2) of this Article

XV, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

(5)           Notwithstanding any other provision this paragraph D, where a Prohibited Acquisition occurs between Persons identified by the Corporation, the Corporation may require that the Prohibited Acquisition be rescinded; provided, that the Purported Acquirer derives no net benefit from the Prohibited Acquisition and its rescission or any net benefit is treated in accordance with clause (c) of paragraph D(3).  The Corporation may institute legal proceedings to force a rescission pursuant to this paragraph D(5).

(6)           In the event of any Acquisition which does not involve a transfer of Corporation Securities but which would cause a Substantial Holder to violate a restriction on Acquisition provided for in Article XV, the application of this paragraph D shall be modified as described in this paragraph D(6).  In such case, no such Substantial Holder shall be required to dispose of any interest that is not a Corporation Security, but such Substantial Holder and/or any Person whose ownership of Corporation Securities is attributed to such Substantial Holder shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Holder, following such disposition, not to be in violation of this Article XV.  Such disposition shall be deemed to occur simultaneously with the Purported Acquisition giving rise to the application of this provision, and the number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of as provided in paragraph D(2); provided, however, that the maximum aggregate amount payable either to such Substantial Holder or to such other Person that was the direct holder of such Excess Securities in connection with such sale shall be the fair market value of such Excess Securities at the time of the Purported Acquisition.  All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Holder or such other Person.  The purpose of this paragraph D(6) is to make clear the remedy for situations in which there is a Prohibited Acquisition without a direct Acquisition of Corporation Securities, and this paragraph D(6), along with the other provisions of this Article XV, shall be interpreted to produce the same results, with differences as the context requires, as a direct Acquisition of Corporation Securities.

E.             Bylaws, Legends, etc.

(1)           The Bylaws may make appropriate provisions to effectuate the requirements of this Article XV.

(2)           Until the Restriction Release Date, all certificates representing Corporation Securities during the effectiveness of this Article XV shall bear a conspicuous legend as follows:

THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO OWNERSHIP RESTRICTIONS PURSUANT TO ARTICLE XV OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [                        ], INC.  THE

CORPORATION WILL FURNISH A COPY OF ITS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

(3)           The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XV for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

(4)           The Board of Directors shall have the power to determine all matters necessary for determining compliance with this Article XV, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether an Acquisition is a Prohibited Acquisition, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Acquirer pursuant to clause (b) of paragraph D(3) of this Article XV, and (F) any other matters which the Board determines to be relevant. The good faith determination of the Board on such matters shall be conclusive and binding for the purposes of this Article XV.  Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors may (i) modify the specific application of the transfer restrictions set forth in this Article XV, or (ii) modify the definitions of any terms set forth in this Article XV; provided, that a majority of the Board of Directors shall determine in writing that such acceleration, extension, change or modification is reasonably necessary or advisable to preserve the Tax Benefit under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefit.

(5)           The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XV without any requirement of the posting of a bond in connection therewith or any related appellate proceeding and each holder of Corporation Securities is deemed to have waived any right to require the posting of any such bond.

(6)           No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board, as the case may be, except to the extent specifically waived in writing.

F.             Damages.  Any Person subject to the provisions of this Article XV who knowingly violates or any Person who knowingly causes a stockholder of the Corporation under such Person’s control and subject to the provisions of this Article XV to knowingly violate the provisions of this Article XV shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

G.            Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XV, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith.

H.            Severability.  Any provision in this Article XV which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular stockholder, transferee or Acquisition) under the laws of the State of Delaware shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article XV and of this Certificate of Incorporation, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part had been reformed to the extent required to be valid, legal and enforceable, and, to the maximum extent possible, in a manner consistent with preserving the Corporation’s use of the Tax Benefits without any Code Section 382 limitation.

I.              Waiver of Restrictions.  Upon the occurrence of the Restriction Release Date, the Board of Directors shall promptly cause the Corporation to (i) announce waiver of the restrictions in paragraph B of this Article XV by press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission and (ii) following the delivery by any stockholder to the Company of a certificate representing Corporation Securities legended in accordance with paragraph E(2) of this Article XV, deliver or cause to be delivered to such stockholder a certificate representing such Corporation Securities that is free from such legend.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [                                    ] this [    ] day of November, 2010.

THE HOWARD HUGHES CORPORATION

/s/
Name: [ ]
Its: [ ]

SIGNATURE PAGE TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE HOWARD HUGHES CORPORATION